Exhibit 10.1

Agreement

This agreement entered into this 7th day of January 2004, by and Mountaineer Park, Inc., a West Virginia corporation, hereinafter referred to as the “Employer” and the Race Track Employees Union Local No. 101 affiliated with the S.E.I.U. and hereinafter referred to as Union.

Article I – Location

1.1                                 The terms and provisions of the Agreement shall cover only the work and operations necessary to conduct live horse racing meets and importing of simulcasting held by the Employer at its Mountaineer Park Race Track and Mountaineer Lodge, located near Newell, West Virginia, as defined in Article II, section 2.1 below, are covered by the terms and conditions of the Agreement.

Article II - Classification of Employees

2.1                                 The terms and provisions of this agreement shall for all purposes supersede any and all prior agreements between the parties and shall cover the following employees of the Pari-mutuel department at Mountaineer Park, Simulcast Money Room, Terminal Operators, Information Clerk, only the Video Lottery hourly Cashiers employed in connection with the Riverside Gaming Terrace and Hollywood Knights Gaming Terrace or those areas defined as track side.

2.2                                 No mutuel clerk in any position at Mountaineer Race Track or Lodge shall be required to perform any duty which is management or tote company duty, with the exception of changing paper, without the written consent of the Union and paid additive rate.

Article III – Reservation of Employer’s Rights

3.1                                 Except as expressly modified or restricted by a specific provision of this Agreement, Employer reserves the right in accordance with its judgment in connection with its employees who are or will become members of said Union:

(a)                                  To reprimand, suspend, discharge or otherwise discipline for just cause said employees.

(b)                                 To hire, promote, demote, transfer, lay off, and recall employees to work (twenty-four (24) hour notice shall be given by Employer for lay off and recall).

(c)                                  To determine starting and quitting times and the number of hours and shifts to be worked.

(d)                                 To determine the competency of its employees based upon reasonable standards.

(e)                                  To close down the Mountaineer Race Track or any part thereof.

(f)                                    To expand, reduce, alter, transfer, assign, or terminate any job, operation or service, within the Pari-Mutuel department (Upon the request by the Union, Employer agrees to discuss and explain changes made).

In the event of combining jobs from two or more job categories Employer agrees to consult the Union.

(g)                                 To make work assignments and determine the size and composition of the Pari-Mutuel department.

(h)                                 To promulgate, make or change, from time to time, reasonable rules, regulations and practices not in conflict with the provisions of this Agreement; and

(i)                                     To introduce new or improved machinery, systems and procedures affecting the operations of the Pari-Mutuel department, direct its work force, and establish terms and conditions of employment.

Article IV.                                          Bargaining Unit

4.1                                 The Employer hereby recognizes Union as the exclusive bargaining agent for all employees listed in Article II, section 2.1.

Article V.                                              Union shop

5.1                                 It is a condition of employment that the employees covered by this agreement on and after thirty one (31) days worked following the beginning of their employment with the employer must become and remain a member in good standing of the union. For the first thirty  (30) days worked the employee shall pay a permit fee to the union, which will be used toward payment of the initiation fee if employee becomes a member. Said initiation fee shall be paid in full prior to the employee continuing their employment beyond six months of employee’s date of hire.

5.2                                 The Union shall notify Employer in writing if any employee covered by this agreement shall fail or refuse to render national or local union dues required by the Union or if any employee shall fail or refuse to apply for membership in the Union. This notice shall constitute a demand such employee be discharged, and shall be dated and signed by the President of the Union, and within five (5) days from the receipt of such notice, the Employer shall terminate the employment of any employee who within such five day period shall have failed or refused to render national or local union dues required by the Union or who shall have failed to apply for membership in the Union.

Article V – Union Shop

5.3                                 If in accordance and compliance with Section 5.2 of this Agreement an employee is discharged by the Employer and it is subsequently determined that such discharge was improper, the Employer shall not be required to pay such employee for any work time lost or other damages because of the discharge. Any such amounts to be payable due to such discharge shall be borne by the Union. The Union agrees to indemnify the Employer for legal action incurred in connection with any civil or regulatory action that arises from the Employers compliance with Section 5.2 and 5.3

5.4                                 Union agrees that membership in the union will be made available to all full and part time employees as listed in Article II, section 2.1.

Article VI – Right to Hire, Promote, Transfer, and Discharge.

6.1                                 As previously provided herein the right to hire, promote, transfer, or discharge employees covered by this agreement shall remain the sole prerogative of the Employer; provided, however, that a discharge shall only be for just cause and any grievance arising out of a discharge shall be adjusted in accordance with the grievance procedures hereinafter set forth. The grounds for a discharge for just cause and or disciplinary action shall include, but not limited to, such rules and regulations as are promulgated and posted pursuant to Article III, 3.1 (h).

Article VIII – Grievances

7.1                                 If there arises any dispute or disagreement as to whether an employee, as listed in Article II section 2.1, has been discharged by the Employer with just cause, or if there arises any dispute or disagreement with respect to the interpretation or any of the provisions of this agreement the following procedure shall apply:

(a)                                  The union retains the right to determine whether to proceed to arbitration with respect to any grievance filed by employees named in Article II section 2.1.

7.2                                 First, within three (3) days from the date of the event or from the date the employee should have had knowledge of the event the employee shall take it up with the employee’s immediate supervisor. The immediate supervisor shall give the employee the answer within (7) days from the verbal grievance.

7.3                                 If the matter is not resolved at step 7.2, the employee and or the Union shall submit the matter to the designated management representative in writing and both shall meet within fourteen (14) days of receipt of the written answer. All grievances arising out of a suspension or discharge or any policy grievance shall be filed at step 7.3 within three (3) days of the occurrence or the day the Union or employee had knowledge of the event.

Article VIII – Grievances

7.4                                 If a satisfactory settlement is not reached within forty-eight (48) hours after the meeting in section 7.3 then within seven (7) days thereafter either party may submit the dispute or disagreement to arbitration in one of the following methods:

(a)                                  the party or parties aggrieved by the failure to reach a settlement may submit the dispute or disagreement in writing to an arbitrator who shall be selected in accordance with the rules and regulations of the American Arbitration Association, and may make requests for a hearing, at which hearing either party may appear and offer witnesses and other testimony. At such hearing the parties may be represented by their counsel, who shall have the right to interrogate the witnesses offered and either party may make written answer to the claim or contentions of the other party. The Arbitrator may convene and recess hearing from time to time as he in his discretion shall decide is necessary, proper, and fair in order to give each party sufficient time properly and fully to prepare and submit its or his case: or

(b)                                 Each of the parties may within twenty-four (24) hours following inability to reach an agreement, nominate one (1) person to a Board of Arbitration who shall select a third person to serve on the Board with them. In the event the two cannot agree on a third member, then the American Arbitration Service shall be called on to select and provide a third member of said Board of Arbitration, who shall serve as chairman of the Board.

Article VIII – Grievances

7.5                                 Either party hereto shall have the right to decline the method selected by the initiating party, in which event the dispute or disagreement shall be submitted in accordance with the alternate method of arbitration set out above.

7.6                                 The decision of the Arbitrator if method (a) is employed, or the majority decision of the Board of Arbitration if method (b) is employed, shall be final and binding on the parties hereto. Any arbitration awarded with back pay shall reflect a deduction of all earnings or other monetary benefits which the employee received while in the employ of another employer during the time employee has not been working for the Employer herein by reason of employees suspension or discharge by the Employer herein.

7.7                                 The fees and expenses of the arbitrator or arbitrators shall be borne equally between the parties.

7.8                                 Employer shall initiate all discipline within fourteen (14) days of the infraction or within fourteen (14) days of the discovery of the infraction provided Union member is not on vacation, leave of absence or any other approved absence.

Article VIIII – Strikes, Slowdown, and Work Stoppages, Etc.

8.1                                 The Employer will not institute a lock out for any cause during the terms of this Agreement.

Article VIII.  Strikes, slowdown, and work stoppages, etc.

8.2                                 The Union agrees that there shall be no strikes, work stoppages, informational pickets, or interruptions impending work or abetting slowdown of work during the terms of the agreement. No officer or representative or member of the union, or employee shall authorize, instigate, participate in, aid or condone any unauthorized activity, including any and all activity conducted by other unions.

Article IX – Seniority.

9.1                                 The list of seniority shall be mutually agreed upon prior to the signing of this agreement and agreed to list of dates shall apply to all provisions of this contract. For purposes of all scheduling, promotion, layoff, recall seniority shall be measured from the employees first day of work under the bargaining unit.

(a)                                  A newly hired employees probationary period shall consist of ninety (90) actual days worked.

9.2                                 For the purpose of determining whether an employee is eligible for vacations, any scheduled work day that an employee does not work due to; leave of absence, sick leave, that are granted pursuant to this agreement, shall not be counted as scheduled workdays. Scheduled work days not worked, that are granted pursuant to this agreement, for; jury duty as defined by the company’s handbook, union leave approved by management,  funeral leave, and vacation days shall be counted as days actually worked.

Article IX – Seniority.

9.3                                 In the event that an employee reports off, Employer will call out by seniority. The first unknown vacancy requiring an additional employee, because of an unexpected crowd will be filled from the bargaining unit, from a list of employees that can report to work within fifteen minutes, this shall be limited to twelve (12) times per year. All other vacancies requiring additional employees will be filled by most qualified senior employees, from a list provided by the union of employees willing to work. Extra work shall be assigned by seniority

(a)                                  Employees on said list that refuse work after three different attempts, that are unexcused, names will go to the bottom of the call out list.

9.4                                 There are currently windows known as I.R.S. windows, the mutuel clerks, who are qualified with the most seniority, that have bid on these windows will be assigned to these windows on a daily basis. The I.R.S. windows are required to be the last windows to close. The clerks assigned to these windows will work the entire shift, until the window closes for that shift.

9.5                                 In the event of a promotion opportunity arises, which is defined as a job, listed in Article II, section 2.1, having a higher pay rate, the job shall be posted for no less than seventy-two (72) hours, in order for interested applicants to apply for such a job in writing to Employer. The senior qualified applicant will be given the promotion opportunity, taking into account prior work record, mental ability and competence to do the work performed. During the seventy-two (72) hour application period, employer shall have the right to select an employee to fill the job vacancy. Employer shall review its reasons for its selection with the union, upon request.

Article IX – Seniority.

9.6                                 An employee promoted to a higher paying job will be given a thirty (30) calendar day trial period and if he does not perform satisfactorily within that period, he will return to his former job and rate of pay.

9.7                                 Lateral transfers and work assignments within a job classification will be made at the discretion of the employer for a good cause shown.

9.8                                 A personal leave of absence without pay shall be granted on a non-discriminatory basis for a period of up to one (1) year upon application to and approval of the employer, and notice to the union, providing a suitable replacement is available. There shall be no loss of seniority for an employee on a leave of absence. Upon returning from a leave of absence, an employee shall not be granted another leave of absence for at least (1) one year, from the date of the employee’s return. Leave of absence for fraudulent purposes or alternate employment may result in discharge. At the request of the Union and mutually agreed with management, leave of absence shall be granted to an employee required to be off to perform certain Union duties. All requests shall be submitted one week in advance and shall specify the reason and time period for the leave of absence.

9.9                                 Mountaineer Race Track agrees to follow the Family Medical Leave Act. Mountaineer Race track agrees to follow the Family Medical Leave Act to all union employees having one year of service being treated as if having worked 1250 hours during the prior year and otherwise being entitled to the protection of the Family and Medical Leave Act

Article IX – Seniority.

9.10                           Seniority will be terminated for any one or more of the following reasons:

(a)                                  Discharge for just cause.

(b)                                 Resignation – Retirement

(c)                                  Failure to return at the end of an approved leave of absence or FMLA.

(d)                                 Layoff in the excess of one (1) year.

9.11                           In the event of a reduction of forces within a department, or a scheduled reduction of hours within the Video Lottery department, the most senior employees will be retained, provided those remaining have the qualifications, prior work record, and mental ability and competence to do the work to be performed. Employees eliminated from a department due to reduction in force, who are senior to employees in another department, may replace such junior employees provided they have qualifications, and have prior work record, and mental ability and competence to do the work to be performed.

9.12                           The company agrees to post additive positions. All employees who sign up and are qualified will be added to the list in order of seniority.

9.13                           The union shall be provided with union bulletin boards in each department.

Article X – Shortages.

10.1                           Each employee shall pay for all shortages in tickets, or cash which are properly established by any knowledgeable representative of the employer or by other proper employee, or designated management representative who is assigned to balance accounts of shortages. A charge of shortage shall be made as soon as is practical after discovery and confirmation of same.

10.2                           Payment of shortages shall be made immediately by the employee charged after notice to employee of the amount and manner employed to establish the shortage or may be otherwise agreed on between the employer and employee with notice to the Union. Tote will not guarantee canceling of bets.

10.3                           No employee charged with any shortage in their account shall be required to pay the same in the event the shortage shall be the result of any of the following situations:

(a)                                  When tickets or money are altered, counterfeited, or forged, which are not readily apparent to a person of the experience of the employee, subject to the grievance procedure.

(b)                                 When duress is directly applied in the form of a threat of bodily injury, or death, or when deadly weapons in any form are presented, or when the threats of inflicting the same.

(c)                                  Armed robbery.

(d)                                 Physical injury committed by a third person which injury is of such gravity as to prevent ordinary resistance.

(e)                                  Loss caused by failure of power, whether created by mechanical difficulties or act of God, except in the event proper procedures to protect company assets were not followed.

Article X – Shortages.

10.4                           Employees shall pay their shortages which result from cashing of tickets, or from the acceptance of money in payment of tickets sold, when tickets and money to employee are obviously, and apparently altered, counterfeited, forged, which alteration by mere superficial inspection should have detected.

10.5                           After a shortage has been paid by the employee charged, or the shortage is collected by the efforts of the employer, then, and only then shall the employee charged have the right to make the payment or collection of the shortage a subject of a grievance which shall be processed as in the case of any grievance.

10.6                           Step (1) - Any employee that has a shortage of $100.00 or more twice, in a calendar year, may be suspended for a period of one week. Step (2) - If the same employee has a shortage of $100.00 or more, two more times, in the same calendar year then they may be suspended for two weeks. Step (3) - If after Step (1) and (2) the same employee goes short again in the same calendar year that employee may be terminated. Regardless employee is required to pay shortage in a timely manner stipulated by management.

Article X I – Reporting Time.

11.1                           The reporting time for live racing shall be forty-five (45) minutes before the first race. When an employee is designated to report at a specified time then that employee’s starting time shall be that specified time. The regular starting time for mini dealers and early counters shall be one hour and fifteen minutes before the first race.

Article X I – Reporting Time.

11.2                           If an employee reports to work at the regular starting time pursuant to a standing order or in response to a request by the employer, and if there is no work available for such employee, he shall be entitled to one-half (1/2) day’s compensation for that day if there are no races scheduled that day.

11.3                           A card of ten (10) live races shall constitute the basic day’s work. If that card is not completed for any reason or cause other than that cause or result of any action taken by pari-mutuel employee(s), those who work on such day shall receive one half (1/2) of their daily base pay, if not more than five (5) races are completed, and shall receive their full base pay for ten (10) races in the event six (6) or more races on that card are completed. The daily base pay for that day shall be set forth in Appendix B, hereto attached and herewith made a part hereof. All terminal operators will sell all tracks.

11.4                           An employee who is scheduled or notified to report and who does report to work, shall be assigned to employees regular job, but if employees regular job is not available employee shall be reassigned to another job of equal pay provided that such other job is available and provided further that employee is qualified to perform the work required of employee in the other job. If no other job is available that provides pay equal to the pay of employees regular job, or employee unable properly to perform the duties required in the other job, then employee may at employees option be assigned to a lesser paying job for which employee is qualified or be released from duty and credited with reporting for duty and shall be paid a sum equal to one-half (1/2) day’s compensation payable if employee had performed their regular job.

Article X I – Reporting Time

11.5                           The Employer shall not be required under Section 11.4 above to pay said one-half (1/2) day’s rate of pay for reporting if the employee is prevented from performing or fails to accept the work assigned under the following circumstances:

(a)                                  Strikes, work stoppages in connection with any labor dispute, legal or illegal.

(b)                                 At employee’s own request or due to employee’s own fault whether or not employee was put to work at the beginning of employees reporting time.

(c)                                  Refusal to accept assignment for which employee is qualified and which is equal or higher pay than employees regular job.

(d)                                 When notice not to report for work is received by the employee greater than one hour and forty-five minutes prior to employees scheduled reporting time, except the Video Lottery employees that work the first shift notice to these employees will be one hour prior to scheduled time, the employee shall be deemed to have received notice when communicated to employee by telephone call from any official or agent of the employer, or by radio broadcast form a radio station serving employees area of residence.

(e)                                  When an employee has been absent from work and reports for duty without giving his department supervisor notice of employees intention to report for duty at employees regular job by 9:00 a.m. on the day of his return for night racing and 9:00 p.m. the previous day for day racing. The department supervisor in sole discretion may accept a lesser period of notice and direct employee to report at a specified time or refuse to allow employee to work on that day.

Article X II – Rules and Regulations.

12.1                           Employees shall be required to comply with the rules and regulations of employer made and promulgated as is permitted in Article III, 3.1 (h) of this agreement. Employer shall notify each employee in writing of its rules and regulations by posting two or more copies thereof in conspicuous places on the grounds of the employer, and by mailing a copy of the same to the Union.

12.2                           Employer shall furnish special types of uniforms or other articles of dress. Employee will be required to wear and maintain these articles of dress, unless marked dry-clean only by manufacturer. Union will form a committee to meet with management and agree on uniforms. Any employer uniform deposit policy enacted by the company will also apply to the union employees hired after this contract is ratified.

12.3                           Employees shall be provided with free parking facilities during working hours in parking spaces to be designated by employer. Employer agrees to assign track Security to the general employees parking area. This area shall be adequately lighted.

Article X III – Wages

13.1                           Employees shall receive daily compensation in accordance with the rates of pay set forth for the various job classifications listed in Article II section 2.1 of this agreement, as shown on Appendix A. If, during this Agreement an additional job classification as listed in Article II, section 2.1 should be established, the rate of pay shall be determined by management. Then, in such event the determination of such rate of pay shall be subject to the grievance procedures contained in this agreement.

Article X III – Wages

13.2                           In the event of death in an employee’s immediate family, which is defined as mother, father, spouse, child or grandchild, brother, sister, grandparent, mother-in-law or father-in-law, an employee will be reimbursed their base pay rate for up to three (3) scheduled work days lost through the date of the funeral.

13.3                           Employees scheduled to work eight (8) hours or more shall be entitled to the Employer’s meal policy.

13.4                           Employees required to miss work because of jury duty shall be made whole by employer. The employer shall pay the difference between the jury fee and the wages the employee would have earned if he had worked.

13.5                           Employees shall be entitled to one ten (10) minute break for each four (4) hours of scheduled work. Employee shall be entitled to one half-hour lunch break if employee is scheduled 7 ½ hours or more.

13.6                           New employees hired during the term of this agreement shall be paid 80% of the wage, as set in the wage schedule for the probationary period listed in Article IX section 9.1 (a).

Article X IV – Vacations.

14.1                           Employees continuously employed for two years shall be entitled to vacation pays as follows. Based on the previous calendar year.

20% of live racing days equals (1) paid day.

40% of live racing days equals (2) paid days.

60% of live racing days equals (3) paid days.

75% of live racing days equals (5) paid days.

Employees with five or more years of seniority that have worked 75% or more of live racing days will be given twice the amount of the two year entitlement. Employees with fifteen or more years of seniority that have worked 75% or more of live racing days will be given three times the amount of the two year entitlement No employee will be entitled to more than fifteen vacation days.

14.2                           All vacation requests must be submitted in writing by December 31. Vacation scheduling will be based upon employee’s seniority, and at the discretion of management. Once an employee has selected his vacation and the schedule fixed, no changes based on seniority shall be permitted Vacations will be employees base rate. Those employees who elect to take pay in lieu of time off shall receive payment on the first payday after June 1st of each year. Leave of absence obtained for cause other than illness totaling more than three (3) months in a calendar year shall disqualify employees from receiving vacation pays.

Article X V – Hospitalization and physician’s benefits.

15.1                           The employer agrees during the terms of this agreement, to provide the employees listed in Article II, section 2.1 of this agreement a health insurance plan. However, the Employer reserves the exclusive right to select of carrier and the exclusive right to select benefits. The employer agrees to pay one-half (1/2) of the premiums charged to the employee for said health insurance benefit plan for all employees and their dependants, who are working for the employer, and in addition, will continue while employee is on approved leave under FMLA guidelines. At the end of the FMLA leave, the employee shall be able to maintain coverage under the hospitalization benefit plan so long as employee pay the entire premium charge paid for such benefits. The employees shall pay all of the premiums charged for their dependents or other beneficiaries that the employee shall name under said health insurance plan. Employees may purchase life insurance benefits at their own cost and may continue said benefits after separation of employment due to illness by converting said insurance to an individual policy and paying the entire premium thereof.

Article X VI – Non discrimination.

16.1                           In accordance with the law, the employer and the union agree that there shall be no discrimination against any employee or applicant for employment because of race, color, religion, gender, age, disability, or national origin.

Article X VII

17.1                           This agreement shall take effect December 31, 2003 and shall remain in full force and effect until midnight on November 30, 2008. Either party may give written notice to the other not later than sixty (60) days nor earlier than ninety (90) days prior to November 30, 2008, of its intention to modify orterminate this agreement. In the event no written notice is given as prescribed by either party to the other, this agreement shall continue in effect from year to year thereafter.

18.1                           Employer agrees that if any new wager is instituted at its facilities employees shall receive sufficient training and access to machines so that all employees are properly trained for such new wager.

Article X IX

19.1                                Employer agrees that should the controlling stock ownership of Mountaineer Park, Inc. be transferred or sold, that such purchaser shall be obligated to the terms and conditions therein, and as such this contract shall inure the benefits of any such successors, and assigns hereto.

Article X X – Agreement is exclusive.

20.1                           This agreement includes the entire agreement between the parties hereto and supersedes any former written or oral agreement between the parties.

Article X XI.

The employer agrees that the union may appoint two (2) union members to serve on the pension board.

In witness whereof, the parties have executed this agreement this 7th day of January 2004.

Mountaineer Park, Inc.		Race Track Employees
Local 101

By:	/s/ Edson R. Arneault	By:	/s/ Sherry Unger
Its: Edson R. Arneault, President		President